Exhibit (10)H

                               FNB CORPORATION

            SCHEDULE OF NON-EMPLOYEE DIRECTORS' ANNUAL COMPENSATION

                  Effective May 12, 2004 through May 10, 2005


                            Non-Qualified
                            Stock Option     Unrestricted    Total
              Cash          Award            Stock Award     Consideration
             (Monthly)     (Annually)       (Annually)      (Annually)
Director      $1,000         $6,000           $6,000          $24,000
Chairman      $1,500         $6,000           $6,000          $30,000


Non-employee directors of FNB Corporation receive monthly cash compensation of $1,000. The Chairman of the Board of Directors receives additional monthly cash compensation of $500, for total cash compensation of $1,500 per month. All Directors, including the Chairman, receive an annual award of $6,000 in non-qualified stock options and $6,000 in unrestricted common stock.

On May 12, 2004, pursuant to Sections 9.1 and 9.2 of Article 9 of the FNB Corporation 2000 Incentive Stock Plan, each non-employee director was granted non-qualified stock options to purchase 1,200 shares of FNB Corporation common stock at $25.60 per share, the fair market value on the date of grant. Each non-employee director was also granted 235 shares of unrestricted FNB Corporation common stock. The stock options vest in equal increments over four years on the first, second, third, and fourth anniversary of the award date, or earlier if the director leaves the board by reason of retirement, death, disability, or change in control. The stock options expire on May 12, 2014.